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Exhibit 99.01

For Immediate Release:   September 12, 1997

For More Information:    Grant Ringel
                         LG&E Energy Corp.
                         502/627-2877


 Kentucky PSC Unanimously Approves LG&E Energy/KU Energy Merger;
Joins with Governor and State Legislature in Positioning State to be a National Energy Leader

     LOUISVILLE, Ky. -- The Kentucky Public Service Commission today positioned the state to continue to be a low-cost energy provider with a unanimous approval of the merger as proposed between Louisville-based LG&E Energy Corp.(NYSE:LGE) and Lexington-based KU Energy Corp.(NYSE:KU). No changes were made in the regulatory plan proposed by the companies.

     The merger will consolidate in Kentucky a leading, Fortune
500 energy company uniquely positioned for the coming competitive energy market.

     "We are very pleased that Kentucky's government leaders have continued their reputation of making wise energy decisions that have for many years provided Kentuckians with some of the lowest energy costs in the nation," said Roger W. Hale, LG&E Energy Corp. chairman and chief executive officer. "The Kentucky Public Service Commission, the governor and legislature have demonstrated the foresight necessary for Kentucky to take a leadership role in the future of the energy industry in America. We're eager to complete the federal regulatory process and deliver the benefits of this merger to the citizens of our commonwealth," Hale added.

     "Lower energy bills are only the beginning of great things for our customers, the communities we serve and for the commonwealth of Kentucky," said Michael R. Whitley, KU Energy
Corp. chairman and chief executive officer.   "As a stronger
energy services company headquartered in Kentucky, the combined company will enhance economic development in the commonwealth, enhancing business' ability to run successfully, and strengthening Kentucky's prospects of attracting new business and creating new jobs."

     As part of their merger proposal, LG&E Energy and KU Energy have guaranteed benefits to customers of the two utilities - Louisville Gas and Electric Company and Kentucky Utilities Company. Customers can expect to see an average reduction in their energy bills of about two percent for five years, beginning with final federal regulatory approval next year.
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     The commission's decision came after an in-depth review of the merger proposal which included approximately 10,000 pages of prepared testimony and days of witness cross-examination. "This order demonstrates that after all the tough questions were answered, there is a consensus among everyone involved that this merger will be good for Kentucky, our customers, employees and shareholders," Hale said.

     The merger approval calls for the company to explore additional opportunities in the area of performance-based rates.
"We welcome this directive and believe it will further our company's efforts to prepare for a more competitive marketplace,"
Whitley said.

     Shareholders of both companies will meet separately, in Louisville and Lexington, on October 14 to vote on the proposed merger. The boards of directors of both companies already have voted unanimously in favor of the merger.

     LG&E Energy and KU Energy announced their agreement to merge on May 21, 1997. The combination will create one of the largest, low-cost energy services holding companies in the nation. The transaction is valued in excess of $3 billion and the combined companies will have assets in excess of $4.7 billion.

     Following merger approval, the resulting holding company will be known as LG&E Energy and will be headquartered in Louisville. The two utility companies, Louisville Gas and Electric Company (LG&E) and Lexington-based Kentucky Utilities Company (KU), will be wholly owned subsidiaries of the holding company. The merged company will serve more than 1.1 million customers throughout Kentucky, Virginia and internationally.

     LG&E Energy Corp., a Fortune 500 company headquartered in Louisville, Ky., is a diversified energy services and marketing company with businesses in energy marketing and trading; power generation and project development; and retail gas and electric utility services. LG&E Energy has increased its dividends paid to shareholders for 43 consecutive years. The company owns and operates Louisville Gas and Electric Company, a regulated electric and gas utility serving Louisville, Ky. and 17 surrounding counties, and owns interests in two natural gas distribution companies in Argentina. The company owns equity in and operates power plants in seven states, Argentina and Spain. The company is one of the largest utility-affiliated energy marketers in the U.S.

     KU Energy, headquartered in Lexington, Ky., is a holding company committed to building shareholder value, having increased its dividends to shareholders for 16 consecutive years. KU Energy is the parent company of Kentucky Utilities Company (KU). KU was among the first electric utility companies in the country to advocate nationwide customer choice and competition in the energy arena. KU is recognized as an international model for efficient, low-cost energy production, solid financial management and superior customer service. The company provides service to more than 464,000 customers in 77 Kentucky counties and five counties in Virginia.